Exhibit 99.1

PRESS RELEASE

For Immediate Distribution

Agape ATP Corporation Receives Nasdaq Delisting Notice

KUALA LUMPUR, MALAYSIA – 05 FEBRUARY 2026 - Agape ATP Corporation (NASDAQ:ATPC) (“ATPC” or “the Company”) announced that it has received a notification from The Nasdaq Stock Market LLC (“Nasdaq”) regarding the potential delisting of its common stock.

As previously disclosed on 29 January 2026, the Company received a notification from Nasdaq on 27 January 2026 informing the Company that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of US$1.00 per share for continued listing.

Subsequently, on 2 February 2026, the Company received an additional notification from Nasdaq indicating that its securities are subject to delisting under Nasdaq Listing Rule 5810(c)(3)(A)(iii), also known as the “Low Priced Stocks” rule. This determination was based on the Company’s common stock having a closing bid price of US$0.10 or less for ten consecutive trading days as of 30 January 2026.

The Company has the right to request a hearing before the Nasdaq Hearings Panel to appeal the delisting determination. Agape ATP intends to submit its request for a hearing on or before 9 February 2026. The timely filing of the hearing request will stay the suspension of trading of the Company’s securities and the filing of Form 25-NSE, pending the outcome of the hearing.

ATPC will continue to evaluate its options and will provide updates as appropriate.

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About AGAPE ATP Corporation

Agape ATP Corporation (ATPC) is dedicated to enhancing the quality of life and promoting sustainable development. With a strong foundation built on two core business pillars, ATPC specialises in the provision of health and wellness products that caters to the diverse needs of its customers, ensuring their well-being and vitality. Additionally, APTC delivers comprehensive energy-saving solutions that empower companies to drive sustainability initiatives, reduce energy consumption, and achieve their sustainability goals.

For more information, visit www.agapeatpgroup.com.

Issued By: Koa International Sdn. Bhd. on behalf of Agape ATP Corporation

Media Contact

Jazzmin Wan

Email: j.wan@swanconsultancy.biz

Mandy Tan

Email: m.tan@swanconsultancy.biz

SAFE HARBOUR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s operational stability, business initiatives, and growth prospects. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those discussed. Factors that may affect results include the Company’s ability to execute its strategies, market acceptance of its products, economic conditions, and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements except as required by law.

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